FOR IMMEDIATE RELEASE	OTCBB symbol: OEHL

ORION ETHANOL INC. AND
GREENHUNTER ENERGY INC. AGREE TO MERGER

PRATT, KANSAS, May 31, 2007 - Orion Ethanol, Inc., (OTC.BB: OEHL) announced today that it has executed a definitive agreement to merge GreenHunter Energy, Inc., a Grapevine, Texas based alternative energy company, in a stock-for-stock transaction valued at approximately $150 million. Under the terms of the transaction, each outstanding share of GreenHunter Energy common stock will be exchanged for 2.09925 shares of Orion Ethanol stock. Each outstanding share of GreenHunter Energy preferred stock will be exchanged for one share of Orion Ethanol preferred stock. Outstanding options and warrants to purchase GreenHunter Energy stock will become exercisable for shares of Orion Ethanol after the merger is completed based on the same exchange ratio. As a condition to the merger, a majority of the holders of Orion Ethanol convertible senior notes have agreed to convert their notes to common stock upon the effectiveness of a registration statement to be filed with the Securities & Exchange Commission covering the resale of their common stock. After the transaction closes, current shareholders of Orion Ethanol stock will own approximately 51 percent of the combined company and current shareholders of GreenHunter stock will own the remaining 49 percent. The Board of Directors and the major shareholders of both Orion Ethanol and GreenHunter Energy have approved executed Voting Agreements, respectively, in favor of the merger. The final closing remains subject to shareholder approval and other customary closing conditions and is expected to be completed later this year.

At closing, Orion Ethanol, Inc. will change it’s name to GreenHunter Energy, Inc. It is the Company’s goal to list it’s securities on either the NASDAQ or the American Stock Exchange. Upon completion of the merger, the new corporate headquarters will be moved from Pratt, Kansas to Grapevine, Texas. The combined enterprise will be led by Gary C. Evans, the former founder and Chief Executive Officer of Magnum Hunter Resources, Inc. (a New York Stock Exchange listed oil and gas company) that was sold to Cimarex Energy during 2005 in a $2.2 billion transaction. The combined companies currently have a total of 46 employees.

“This transaction will add significant value to the Orion shareholders by diversifying our asset base and adding management depth that is unique in the renewable energy industry, “said Dr. Patrick Barker, Chairman of Orion Ethanol.

“Our merger of Orion Ethanol and GreenHunter Energy creates a uniquely diversified organization that will compete in four distinct areas of the alternative energy business,” said Gary C. Evans, Chairman and Chief Executive Officer of GreenHunter Energy. “Our goal is to build a “world class” organization, founded with seasoned professionals, that will provide to our shareholders an investment opportunity in the renewable space that distinctly differentiates our Company in this high growth sector.”

About GreenHunter Energy, Inc.
GreenHunter Energy, Inc. was formed in June 2005 and has an existing portfolio of renewable projects including wind, biomass, methanol, and biodiesel. The Company has recently acquired Channel Refining, a Houston based waste oil and chemical refinery located on the Houston ship channel and Mesquite Lake, a southern California based biomass electrical generating facility. GreenHunter Energy also has six wind farm projects under various stages of development located in three western states.

About Orion Ethanol, Inc.
Orion Ethanol was formed in August 2006 and is a Pratt, Kansas based ethanol company with an existing 55 million gallon dry mill plant under construction (75% complete) with an operational start date scheduled for late summer 2007. Orion Ethanol currently has air permits for new facilities to be located in both Enid and Shattuck, Oklahoma and land and water rights for three additional ethanol projects located elsewhere. Orion Ethanol’s facilities have been designed to be expandable up to 110 million gallons per year of production.

Forward-Looking Statements
Any statements in this press release about future expectations and prospects for Orion Ethanol and GreenHunter Energy and their combined businesses and other statements containing the words “believes”, “anticipates”, “plans”, “expects”, “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing and extent of regulatory review, the timing of the closing, the ability of Orion Ethanol and GreenHunter Energy to integrate their respective businesses, operations, and personnel following the merger. Other factors that could affect the results discussed in our forward-looking statements include those set forth in the “Risk Factors” section of Orion Ethanol’s most recent 10-KSB filed with the U.S. Securities & Exchange Commission which is available at www.sec.gov. Orion Ethanol undertakes no obligation to update these forward-looking statements in the future, the Company specifically disclaims any obligation to do so.

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For Further Information Contact:

Orion Ethanol, Inc.
Joshua Barker
307 South Main Street
Pratt, Kansas
Tel: (620) 672-2814
www.orionethanol.com

GreenHunter Energy, Inc.
Gary C. Evans
3129 Bass Pro Drive
Grapevine, TX 76051
Tel: (972) 410-1044
gevans@greenhunterenergy.com